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   FORM 4                                                  OMB APPROVAL
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                                                  OMB Number           3235-0287
                                                  Expires:    September 30, 1998
                                                  Estimated average burden
                                                  hours per response ....... 0.5
                                                  ------------------------------

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print or Type Responses)
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1. Name and Address of Reporting Person*

Stagnaro,               Thomas
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   (Last)               (First)                 (Middle)

InKine Pharmaceutical Company, Inc.
Sentry Park East
1720 Walton Road
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                                    (Street)

Blue Bell,            Pennsylvania             19422
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   (City)               (State)                 (Zip)

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2. Issuer Name and Ticker or Trading Symbol

InKine Pharmaceutical Company, Inc. (INKP)

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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Statement for Month/Year

4/98
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5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [ X ]   Director                             [   ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)

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7. Individual or Joint/Group Filing (Check Applicable Line)

   [ X ]   Form filed by One Reporting Person
   [   ]   Form filed by More than One Reporting Person

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           TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                             OR BENEFICIALLY OWNED
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

                                                                 4.                              5.             6.
                                                                 Securities Acquired (A) or      Amount of      Owner-
                                                    3.           Disposed of (D)                 Securities     ship     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Form:     Nature of
                                  2.                Code         ------------------------------- Owned at End   Direct    Indirect
1.                                Transaction       (Instr. 8)                  (A)              of Month       (D) or    Beneficial
Title of Security                 Date              ------------     Amount     or       Price   (Instr. 3      Indirect  Ownership
(Instr. 3)                        (month/day/year)  Code     V                  (D)               and 4)        (Instr.4) (Instr. 4)
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

Common Stock                      4/15/98            P                2,000       A      $1.4345   2,000          D
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
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the form is filed by more than one reporting person, see Instruction
4(b)(v).

Table II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
         (e.g., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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
                                                                                                          9.
                                                                                                          Number    10.
                                                                                                          of        Owner-
                                                                                                          Deriv-    ship of
                                               5.                              7.                         ative     Deriv-   11.
                                               Number of                       Title and Amount           Secur-    ative    Nature
                2.                             Derivative    6.                of Underlying     8.       ities     Secur-   of
                Conver-                        Securities    Date              Securities        Price    Bene-     ity:     In-
                sion of    3.      4.          Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                Exercise   Trans-  Trans-      or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.              Price      action  action      of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of        of         Date    Code       (Instr. 3,     ----------------            or      Secur-   of        direct   Owner-
Derivative      Deriv-    (Month/ (Instr. 8)   4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security        ative      Day/   --------     ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)      Security   Year)  Code   V     (A)   (D)     cisable  Date     Title     Shares  5)       4)        4)       4)
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


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
Explanation of Responses:




/s/ THOMAS STAGNARO                                              5/7/98
---------------------------------------------            -----------------------
      **SIGNATURE OF REPORTING PERSON                             DATE
              THOMAS STAGNARO

** INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL CRIMINAL VIOLATIONS. SEE 18 U.S.C. 1001 AND 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB NUMBER.


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                                                                 SEC 1474 (7-96)